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                                                                  Execution Copy

                                LICENSE AGREEMENT

         This License Agreement ("Agreement") is entered into on September 3, 1999 (the "Effective Date"), by and between PlanetRx.com, Inc., a Delaware corporation ("PlanetRx") with offices at 349 Oyster Point Blvd., Suite 201, South San Francisco, CA 94080 and iVillage, Inc., a Delaware corporation ("iVillage") with offices at 170 Fifth Avenue, New York, New York 10010. PlanetRx and iVillage may be referred to generically as a "Party" or collectively as "Parties".

         WHEREAS, PlanetRx seeks to license or sublicense, as the case may be, certain proprietary content developed and/or licensed by iVillage as more specifically described on Exhibit A ("iVillage Content") and certain iVillage tools and related intellectual property as more specifically described on Exhibit A ("iVillage Tools") and iVillage's trademarks, service marks, trade names and logos (collectively, the "iVillage Marks") solely in reference to the iVillage Content and the iVillage Tools found within the U.S. English version of the iVillage Web sites (the "iVillage Network") for use by and within the U.S. English version of the PlanetRx Web site located at www.planetrx.com, other U.S. English version disease-specific satellite sites wholly owned and operated by PlanetRx (a current list of which is attached as Exhibit D), any additional U.S. English version site wholly owned and operated by PlanetRx, approved by iVillage, which approval shall not be unreasonably withheld, and/or any U.S. English version mirror or successor sites thereof, but specifically excluding any foreign domain sites of PlanetRx (the "PlanetRx Web Sites"). As used herein the iVillage Marks, the iVillage Content and the iVillage Tools shall collectively be deemed the "iVillage Material".

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, iVillage and PlanetRx hereby agree as follows:

1.       Delivery of, Link to, or Framing of iVillage Material.

         A. iVillage Content. During the term of this Agreement and during any extension period as described in Sections 6(D) and 6(E), iVillage represents and agrees that: (i) at any and all times, at least 40% of the content on each of the "All Health", "Fitness & Beauty", "Parent Soup" and Parents Place" channels of the iVillage site (or any successor channels) shall be made available to PlanetRx as described in this section 1(A), and (ii) from time to time, as PlanetRx requests access to specific iVillage Content available to users on the "All Health", "Fitness & Beauty", "Parent Soup" and "ParentsPlace" channels of the iVillage site, iVillage will either promptly provide such content to PlanetRx in a manner and format mutually agreed to by the parties, or allow PlanetRx to link to or frame such content (at PlanetRx's option) unless iVillage is contractually prohibited from doing so, or unless 40% of the content from the relevant channel is already licensed to PlanetRx; provided however with respect to any consultant writer, iVillage will either promptly provide such content to PlanetRx in a manner and format mutually agreed to by the parties, or allow PlanetRx to link to or frame such content (at PlanetRx's option) unless iVillage does not have sufficient rights to do so, or unless 40% of the content from the relevant channel is already licensed to PlanetRx.

         B. iVillage Tools. During the term of this Agreement and during any extension period described in Sections 6(D) and 6(E), iVillage represents and agrees that: (i) at any and all times, at least 40% of the tools available to users on each of the "All Health, "Fitness & Beauty", "Parent Soup" and "ParentsPlace" channels of the iVillage site (or any successor channels) shall be made available to PlanetRx as described in this section 1(B), unless iVillage is contractually prohibited from making such tool available to PlanetRx and (ii) from time to time, as PlanetRx requests access to specific iVillage Tools available on the "All Health", "Fitness & Beauty", "Parent Soup" and "ParentsPlace" channels of

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the iVillage site, iVillage will either promptly provide such content to
PlanetRx in a manner and format mutually agreed to by the parties, or allow PlanetRx to link to or frame such content (at PlanetRx's option) unless 40% of the tools from the relevant channel are already licensed to PlanetRx.

2.       Grant of Rights, Restrictions.

         A. Rights. Subject to the limitations and restrictions set forth herein, iVillage grants to PlanetRx, during the Term of this Agreement and any extension period, a limited, non-transferable (except as provided in section 9
(j) herein), nonsublicensable, nonexclusive, right and license:

            (i) to frame, link to, incorporate, reproduce, adapt, copy, transmit, distribute, publicly perform, and/or display the iVillage Content and iVillage Tools but only in connection with PlanetRx's operation of the PlanetRx Web Sites; and

            (ii) to use the iVillage Marks solely in association with and reference to the iVillage Content and iVillage Tools.

            Notwithstanding anything else stated above, "End Users" (as defined below) have the right to use the iVillage Material as specified in the then current version of the PlanetRx.com website user terms with respect to use of content on the site, the current version of which is attached as Exhibit B. PlanetRx agrees that any later version of terms will not be materially less restrictive than the current version attached as Exhibit B. "End Users" means those persons who access and use the PlanetRx Web Sites.

         B. General Restrictions.

            (i) Subject to Section 1, the parties agree and understand that the availability, and use by, PlanetRx of certain iVillage Material will, under certain circumstances, be restricted due to iVillage's existing and future exclusivity and other third party obligations.

            (ii) With respect to any iVillage Material which includes an interactive feature or a "community" element, PlanetRx agrees to implement and maintain a privacy policy (a) materially no less restrictive and protective of the users than the iVillage privacy policy available at iVillage.com, or (b) be a member of the Trustee or similarly known organization protecting users' privacy on the World Wide Web.

            (iii) PlanetRx may only make archival files of iVillage Material for internal purposes and specifically not for commercial exploitation; for the avoidance of doubt, unless required by law, PlanetRx shall not make any archival files kept of the PlanetRx Sites which contain iVillage Material available to the public after the termination of this Agreement.

            (iv) PlanetRx specifically agrees that it will not engage in promotion of iVillage Material through unsolicited bulk email (SPAM). The grant of the licenses to PlanetRx does not include the right to include the iVillage Material in any email message, unless otherwise mutually agreed to by the parties.

            (v) With respect to any third party materials included in the iVillage Materials, PlanetRx's rights shall be subject to iVillage's agreements with the relevant third party, and PlanetRx agrees to comply with any such terms that have been disclosed to PlanetRx.

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         C. Restrictions on use of iVillage Marks. iVillage Marks shall be used by PlanetRx solely in association with and reference to the iVillage Content and the iVillage Tools, and subject to iVillage's reasonable trademark quality control guidelines, as they exist from time to time. All use of the iVillage Marks shall inure the benefit of iVillage.

         D. Restrictions on Adaptation. iVillage Content and iVillage Tools may be adapted (without any change of substance) without iVillage's consent only to the extent necessary to reformat same for display on the PlanetRx Web Sites, so long as PlanetRx complies with iVillage's reasonable trademark quality control guidelines. iVillage Content and iVillage Tools may also be adapted substantively, subject to iVillage's prior reasonable approval. iVillage agrees that it will provide its reasonable approval or reasonable disapproval to PlanetRx within two (2) business days, if no approval or disapproval has been made within such two (2) business day time frame, then the adaptation will be deemed approved. For the avoidance of doubt, reasonable reasons to disapprove a substantive adaptation shall include, but not be limited to, the following types of reasons: adaptations which render the material inaccurate, misleading, illegal, or is not permitted under agreements covering such iVillage Material, or any other adaptation which has a adverse effect on iVillage Material. To the extent that PlanetRx adapts any iVillage Material, PlanetRx agrees that iVillage shall own all right, title and interest in the adapted iVillage Material ("Derivative Product"). PlanetRx agrees that it will assist iVillage, at iVillage's expense, to further evidence, record and perfect such assignments. PlanetRx shall deliver any relevant source code relating to such Derivative Product to iVillage promptly after such Derivative Product is created. Upon the expiration or termination of this Agreement, PlanetRx agrees to return to iVillage all copies of the relevant source code for any such Derivative Product, and shall cease all use of any such Derivative Product on the relevant time line described in Section 6.

         E. Restrictions on use of iVillage Content.

            (i) In no event shall aggregated portions of the iVillage Content be displayed on the PlanetRx Web Sites in a manner that is materially or substantially similar to the way in which such material is displayed within the iVillage Network such that the "look and feel" of the PlanetRx Web Site is substantially similar to the "look and feel of the iVillage Network or relevant channel.

            (ii) At no time during the term of this Agreement shall PlanetRx display or link to, in the aggregate, within the PlanetRx Web Sites, more than 40% of the iVillage Content from any specific iVillage channel.

            (iii) Notwithstanding anything else herein, if at any time PlanetRx displays, links to, or uses the iVillage Material on the PlanetRx Web Sites in a manner that is inappropriate as reasonably and in good faith determined by iVillage, then iVillage shall provide PlanetRx with notice of such inappropriate use or display and PlanetRx shall have a mutually agreed upon period in which to comply with iVillage's reasonable request for change in the use or display of such material. If PlanetRx fails to modify such use or display as reasonably requested by iVillage, then iVillage may terminate this Agreement immediately.

         F. Restrictions on Advertising. PlanetRx shall not (and shall not permit any agent or representative of PlanetRx to) sell or allow advertising (e.g. banner adds or promotional buttons, etc) on the pages of the PlanetRx Web Sites where the content on the content portion of the page is 75% or more iVillage Content.

         G. Ownership; Proprietary Notices. Except as set forth herein, no right, title, license, or interest in any iVillage Material is intended to be given to or acquired by PlanetRx by the execution of or

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the performance of this Agreement. PlanetRx shall not use the iVillage Material for any purpose or activity except as expressly authorized herein. PlanetRx acknowledges that as between the Parties, iVillage is the sole and exclusive owner of all trademarks, service marks, copyrights and other intellectual property of any kind in the iVillage Material. PlanetRx shall acknowledge on the PlanetRx Web Site that the iVillage Material is the property of iVillage and or its licensors, and shall include appropriate copyright, trademark or other proprietary notices with iVillage Content and iVillage Tools. PlanetRx agrees that (a) it shall do nothing inconsistent with such ownership either during the term of the Agreement or afterwards; and (b) it shall take no action that shall interfere with or diminish iVillage's right in the iVillage Material.

         H. Links. PlanetRx shall include a mechanism by way of a button or other navigational device to allow the user to link directly to a location within the iVillage Network as mutually agreed to by the parties, (i) in the event that 80% or more of any content on any particular page of the PlanetRx Web Sites consists of iVillage Content, and (ii) in all instances where an iVillage Tool is displayed on a page of the PlanetRx Web Sites. If, in accordance with the terms set forth herein, PlanetRx provides or allows a link to any page within the iVillage Network, a "Return to PlanetRx.com" button or other navigational mechanism, as mutually determined by the parties, shall be placed on the page of the iVillage Network the user is navigated to which shall enable the user to link directly back to the location within the PlanetRx Web Site from which the user came.

3.       Representations, Warranties and Covenants.

         A. By iVillage. In addition to the other agreements contained herein, iVillage represents, warrants and covenants that (i) it has the right and authority to enter into this Agreement and to grant PlanetRx the rights to the iVillage Material as described herein and (ii) the iVillage Material will not infringe upon or violate the proprietary or personal rights of any third party nor contain any material that is defamatory or that otherwise violates the publicity or privacy rights of any third party; and (iii) the iVillage Network shall not, to the best of iVillage's knowledge and belief, infringe or violate the proprietary or personal rights of any third party nor contain any material that is defamatory or that otherwise violates the privacy or publicity rights of any third party.

         B. By PlanetRx. In addition to the other agreements contain herein, PlanetRx represents, warrants and covenants that (i) it has the right and authority to enter into this Agreement and to perform the obligations set forth herein, (ii) it shall use the iVillage Material only in the manner as set forth in this Agreement or as otherwise agreed to by the Parties, and (iii) the PlanetRx Web Site (other than the iVillage Material) shall not, to the best of PlanetRx's knowledge and belief, infringe or violate the proprietary rights or personal rights of any third party nor contain any material that is defamatory or that otherwise violates the privacy or publicity rights of any third party.

4.       Indemnifications.

         A. iVillage agrees to indemnify, defend and hold harmless PlanetRx and its parent, subsidiaries, affiliates, successors and assigns from any and all third party losses, liabilities, damages, actions, claims, expenses and costs (including reasonable attorneys' fees awarded against PlanetRx) which result or arise from (i) the breach of any agreement, representation, warranty or obligation set forth in this Agreement by iVillage; (ii) the operation of the iVillage Network and the content contained therein and services provided thereby; (iii) any information or communication provided by iVillage or any iVillage representative, employee and/or agent via any community element including chats or message boards operating in connection with the iVillage Network.

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         B. PlanetRx agrees to indemnify, defend and hold harmless iVillage and its parent, subsidiaries, affiliates, successors and assigns from any and all third party losses, liabilities, damages, actions, claims, expenses and costs (including reasonable attorneys' fees awarded against iVillage) which result or arise from (i) the breach of any agreement, representation, warranty or obligation set forth in this Agreement by PlanetRx; (ii) the operation of the PlanetRx Web Sites and the content contained therein (except any nonmodified iVillage Material) and services provided thereby; (iii) the pharmacy and other services (including any related advertising thereof) provided on and through the PlanetRx Web Sites; and (iv) any information or communication provided by PlanetRx or any PlanetRx representative, employee and/or agent via any community element including chats or message boards operating in connection with the PlanetRx Web Sites.

         C. In any case where a party will seek indemnification under this Agreement (the "Indemnified party") for a third party claim, suit or proceeding ("Third party Claim"), such indemnification will be conditioned on such Indemnified party's compliance with the following procedures:

            (i) The Indemnified party will give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying party") of each claim for indemnification under this Agreement, specifying the amount and nature of the claim (a "Notice of Claim"). Provided that such Notice of Claim is given (unless the failure to provide such Notice of Claim does not prejudice the interests of the Indemnifying party), the Indemnifying party, at its own expense and using counsel of its own choosing, will promptly defend, contest and otherwise protect against any such claim, suit or proceeding.

            (ii) The Indemnified party may, but will not be obligated to, participate in the defense of any such third party claim, suit or proceeding, at its own expense and using counsel of its own choosing, but the Indemnifying party will be entitled to control the defense thereof unless the Indemnified party has relieved the Indemnifying party from liability with respect to the particular matter. The Indemnified party will cooperate and provide such assistance as the Indemnifying party reasonably may request in connection with the Indemnifying party's defense and will be entitled to recover from the Indemnifying party the reasonable costs of providing such assistance. The Indemnifying party will inform the Indemnified party on a regular basis of the status of such claim, suit or proceeding and the Indemnifying party's defense thereof

            (iii) In any third party Claim the defense of which is controlled by the Indemnifying party, the Indemnifying party will not, without Indemnified party's prior written consent which shall not be unreasonably withheld or delayed, compromise or settle such claim, suit or proceeding if. (x) such compromise or settlement would impose an injunction or other equitable relief upon the Indemnified party; or (y) such compromise or settlement does not include the third party's release of the Indemnified party from all liability relating to such claim, suit or proceeding for which the Indemnified party is entitled to be indemnified.

            (iv) If the Indemnifying party fails to timely defend, contest, or otherwise protect against any such claim, suit, or proceeding, and fails to contest in writing the Indemnified party's right to indemnification, the Indemnified party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the Indemnifying party, including reasonable fees and disbursements of counsel and all amounts paid as a result of such claim, suit or proceeding and the compromise or settlement thereof.

5.       Payment.

         A. In consideration of the rights granted to PlanetRx in this Agreement, PlanetRx will pay iVillage, upon execution of this Agreement, a cash fee of seven million five hundred thousand dollars ($7,500,000).

         B. All payments made via wire transfer should be directed as follows:
Chase Manhattan Bank, 1411 Broadway, New York, New York 10018; Account name: iVillage Inc.; ABA#: 021000021; Account #: 020-923406; Reference: PlanetRx. All payments made via check, should be sent to: iVillage Inc., 170 Fifth Avenue, New York, New York 10010; Attention: Accounts Receivable. Commencing on the first day after the date that each of the aforementioned payments are due, PlanetRx shall be liable for a monthly rate of interest of not more than 11/2%, which interest shall be in addition to such fees due and owing to iVillage.

6.       Term and Termination.

         A. The term of this Agreement shall be for a period of two years and six months, to commence on the Effective Date hereof, unless terminated earlier as provided herein.

         B. This Agreement may be terminated prior to its expiration by written notice: (i) upon mutual written agreement of the Parties; (ii) if either Party commits a material breach of any term of this Agreement and fails to remedy such breach within thirty (30) days of written notice from the non-breaching Party;
(iii) if either Party ceases to function as a going concern or to conduct operations in the normal course of business, without a successor; or (iv) if either Party has a petition filed by or against it under any state or federal bankruptcy or insolvency law which petition has not been dismissed or set aside within ninety (90) days of its filing.

         C. Upon any early termination of this Agreement by iVillage as a result of a material breach by PlanetRx which is not cured within the aforementioned thirty (30) day cure period, all grants of license by iVillage to PlanetRx under this Agreement shall cease immediately, and PlanetRx, within ten (10) days of such termination of license, shall remove all related iVillage Material from the PlanetRx Web Site.

         D. Upon any early termination of this Agreement by iVillage not the result of a material breach by PlanetRx, iVillage will pay PlanetRx a pro-rata refund of the license fees paid hereunder on the date which is the later of June, 1, 2000, or ninety (90) days after the notice of termination, calculated based on time beginning on the Effective Date, unless otherwise mutually agreed to by the parties and PlanetRx shall have a ninety (90) day transition period after the notice of termination in which to remove the iVillage Material from the PlanetRx Web Site and to remove any links and cease the framing of the iVillage Material and the licenses and restrictions specified in Section 2 shall survive during such ninety (90) day transition period.

         E. Upon the expiration of this Agreement after the Term, PlanetRx shall have a six (6) month transition period in which to remove the iVillage Material from the PlanetRx Web Site and to remove any links and cease the framing of the iVillage Material. During this six (6) month transition period, the licenses and restrictions specified in Section 2 shall survive during this ninety (90) day transition period.

         F. Following notice of early termination and/or expiration of this Agreement during any ninety (90) day or six (6) month transition period described in Sections D and E above, iVillage agrees that it shall continue to update any iVillage Material licensed to PlanetRx prior to the commencement of

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the extension period, and otherwise iVillage shall not be obligated to continue licensing any new additional iVillage Material to PlanetRx.

         G. The following sections shall survive any termination or expiration of this Agreement: 3, 4, 6, 7,8, and 9.

7. Confidentiality. Other than as required or appropriate for securities laws disclosure, iVillage and PlanetRx agree to keep in confidence, all Confidential Information. Confidential Information means (a) any material non-public information, communication or data, in any form, of the other Party. All Confidential Information shall remain the sole property of the disclosing Party and its confidentiality shall be maintained and protected by the receiving Party with at least the same degree of care as the receiving Party uses for the protection of its own confidential and proprietary information. The receiving Party shall not disclose such Confidential Information to any third party. These restrictions shall not apply to any Confidential Information: (v) after it has become generally available to the public without breach of this Agreement by the receiving Party; (w) is rightfully in the receiving Party's possession before disclosure to it by the disclosing Party; (x) is independently developed by the receiving Party; (y) is rightfully received by the receiving Party from a third party without a duty of confidentiality; or (z) is required to be disclosed under operation of law or administrative process. Upon expiration or termination of this Agreement for any reason, each Party will promptly and at the direction of the disclosing Party, either destroy or return to the disclosing Party, and will not take or use, all items of any nature which belong to the disclosing Party and all records (in any form, format or medium) containing or relating to Confidential Information.

8. LIMITATION OF LIABILITY. NEITHER PARTY SHALL HAVE ANY LIABILITY HEREUNDER FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR BUSINESS OPPORTUNITIES, WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH.

         EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCTS AND SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9.       General Provisions.

         A. Relationship of the Parties. Nothing contained herein shall imply any partnership, joint venture or agency relationship between the Parties and neither Party shall have the power to obligate or bind the other in any manner whatsoever, except to the extent herein provided.

         B. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         C. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         D. Notices. All notices, requests, demands, payments and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied or sent by nationally recognized overnight carrier, or mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to PlanetRx:                     PlanetRx.com, Inc.
                                    349 Oyster Point Blvd.
                                    Suite 201
                                    San Francisco, CA 94080
                                    Attention: Legal Department
                                    Tel: (650) 616-1500
                                    Fax:(650) 616-1585

                                    iVillage Inc.
                                    212 Fifth Avenue
                                    New York, New York 100 10
                                    Attention: General Counsel
                                    Tel: (212) 206-2894
                                    Fax: (212) 627-8447

         E. Force Majeur. Except as otherwise expressly provided in this Agreement, neither Party shall be liable for any breach of this Agreement for any delay or failure of performance resulting from any cause beyond such Party's reasonable control, including but not limited to the weather, strikes or labor disputes, war, terrorist acts, riots or civil disturbances, government regulations, acts of civil or military authorities, or acts of God provided the Party affected takes all reasonably necessary steps to resume full performance.

         F. Entire Agreement. This Agreement (i) constitutes the binding agreement between the Parties; (ii) represents the entire agreement between the Parties and supersedes all prior agreements relating to the subject matter contained herein and (iii) may not be modified or amended except in writing signed by the Parties.

         G. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.

         H. Assignment. PlanetRx shall not sell, transfer, distribute or assign this Agreement or the rights or obligations hereunder, without the prior written consent of iVillage, except to an entity that obtains all or substantially all of its business or assets and assumes all of its obligations hereunder, provided that if the entity that obtains all or substantially all of the business or assets of PlanetRx by stock purchase, asset acquisition, merger or otherwise, is an iVillage Competitor (as defined below), then iVillage shall have a right to terminate this agreement, in its sole discretion in accordance with this section. iVillage shall have the right to terminate this Agreement in accordance with this Section, effective no earlier than ninety (90) days following the closing of such acquisition by and between PlanetRx and the iVillage Competitor, or ninety (90) days following the notice of termination by iVillage, whichever is later. PlanetRx shall provide notice to iVillage of any such acquisition by an iVillage Competitor upon either (i) the execution of a binding letter of intent, or (ii) the execution of a binding agreement. iVillage may sell, transfer, distribute and/or assign this Agreement and the rights and obligations hereunder in its sole discretion. iVillage Competitor shall mean the list of third parties found on Exhibit C. The parties agree that during the term of this Agreement, iVillage may request in writing that other iVillage competitors be added to the forgoing list, which request shall not be unreasonably denied.

         I. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

PlanetRx.com, Inc.                                iVillage, Inc.

Stephanie Schear                                  Steven Elkes
--------------------------------------            ------------------------------
(Name)                                            (Name)

Co-Founder, VP of Business Development            SVP Business Affairs
--------------------------------------            ------------------------------
(Title)                                           (Title)

9/3/99                                            9/7/99
--------------------------------------            ------------------------------
(Date)                                            (Date)

/s/ Stephanie Schear                              /s/ Steven Elkes
--------------------------------------            ------------------------------
(Signature)